EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2024 (which report includes an explanatory paragraph relating to Talphera, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Talphera, Inc. as of and for the year ended December 31, 2023, which appears in the Annual Report on Form 10-K of Talphera, Inc., for the year ended December 31, 2023.

/s/ BPM LLP

Walnut Creek, California

August 14, 2024